                                                                    Exhibit 12
                            CONSUMERS ENERGY COMPANY
                       Ratio of Earnings to Fixed Charges
                              (Millions of Dollars)

                                             Twelve Months
                                                 Ended
                                             March 31, 1998      1997       1996      1995       1994       1993
                                            --------------------------------------------------------------------
Earnings as defined (a)
Net income                                           $ 336      $ 321      $ 296     $ 255      $ 226      $ 198
Income taxes                                           133        152        150       133        107         91
Exclude equity basis subsidiaries                      (50)       (49)       (42)      (38)       (16)        (6)
Fixed charges as defined, adjusted to
  exclude capitalized interest of -,
  $1, $2, $2, $1, and $1 million for the
  twelve months ended March 31, 1998 and
  for the years ended December 31, 1997,
  1996, 1995, 1994 and 1993, respectively              184        182        175       189        174        192
                                                     -----------------------------------------------------------

Earnings as defined                                  $ 603      $ 606      $ 579     $ 539      $ 491      $ 475
                                                     ===========================================================


Fixed charges as defined (a)
Interest on long-term debt                           $ 137      $ 138      $ 139     $ 141      $ 136       $152
Estimated interest portion of lease rental               9          9          9        10         10         11
Other interest charges                                  38         36         29        40         29         30
                                                     -----------------------------------------------------------

Fixed charges as defined                             $ 184      $ 183      $ 177     $ 191      $ 175      $ 193
                                                     ===========================================================


Ratio of earnings to fixed charges                    3.28       3.31       3.27      2.82       2.81       2.46
                                                     ===========================================================


NOTES:
(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.